     As filed with the Securities and Exchange Commission on October 4, 1996
                                                           Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ----------------------

                                    FORM S-8
                             Registration Statement
                                      Under
                           The Securities Act of 1933

                          ----------------------------

                             USA TECHNOLOGIES, INC.
             (Exact Name of Registrant as Specified in its Charter)

 Pennsylvania                          7359                    23-2679963
(State or other           (Primary Standard Industrial      (I.R.S. employer
jurisdiction of            Classification Code Number)     Identification No.)
incorporation or
organization)

                          1265 Drummers Lane, Suite 306
                            Wayne, Pennsylvania 19087
              (Address of principal executive offices and zip code)

--------------------------------------------------------------------------------

                RUSSELL TRAINING GROUP, INC. CONSULTING AGREEMENT
                            (full title of the plan)

--------------------------------------------------------------------------------

                              George R. Jensen, Jr.
                      President and Chief Executive Officer
                             USA Technologies, Inc.
                          1265 Drummers Lane, Suite 306
                            Wayne, Pennsylvania 19087
                                 (610) 989-0340
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                  Copies to:
                                  Douglas M. Lurio, Esquire
                                  Lurio & Associates
                                  1760 Market Street, Suite 1300
                                  Philadelphia, PA 19103
                                  (215) 665-9300


                         CALCULATION OF REGISTRATION FEE

Title of                    Proposed        Proposed
Securities    Amount        Maximum         Maximum               Amount of
to be         to be         Offering Price  Aggregate             Registration
Offered       Registered    Per share (1)   Offering Price (1)    Fee(1)
-------       ----------    -------------   ------------------    ------

Common Stock   15,000         $ .40         $ 6,000               $ 100

(1) Estimated solely for purposes of calculating the registration fee. Pursuant to Rule 457(h), the offering price is based upon the average of the bid and asked price for the Common Stock on the OTC Electronic Bulletin Board on September 26, 1996. The registration fee represents the minimum prescribed fee.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

         The Registrant's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1996 is incorporated by reference in the Registration Statement and made a part hereof. All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.


Item 4.  Description of Securities

         The Company is authorized to issue up to 45,000,000 shares of Common Stock, no par value. As of September 26, 1996, there were 23,023,976 shares of issued and outstanding Common Stock. The foregoing amount does not reflect shares of Common Stock issuable by the Company upon the conversion of the Series A Preferred Stock of the Company (796,025 of which are outstanding on September 26, 1996), or any accrued and unpaid dividends thereon, or upon the exercise of outstanding stock options or purchase rights to acquire Common Stock. The foregoing also does not include the Common Stock issuable upon the exercise of the remaining 1,414,000 1995 Common Stock Purchase Warrants or the 5,200,000 1996 Common Stock Purchase Warrants which are outstanding on September 26, 1996.

         The holder of each share of Common Stock is entitled to one vote on all matters submitted to a vote of the shareholders of the Company, including the election of directors. There is no cumulative voting for directors.

         The holders of Common Stock are entitled to receive such dividends as the Board of Directors may from time to time declare out of funds legally available for payment of dividends. No dividends may be paid on the Common Stock until all accumulated and unpaid cumulative dividends on the Series A Preferred Stock have been paid. Upon any liquidation, dissolution or winding up of the Company, holders of shares of Common Stock are entitled to receive pro rata all assets of the Company available for distribution, subject to the liquidation preference of the Series A Preferred Stock of $10.00 per share and any unpaid and accumulated dividends on the Series A Preferred Stock. Shareholders of the Company do not have any preemptive rights to subscribe for or purchase shares, obligations, warrants, or other securities of the Company.

Item 5.  Interests of Named Experts and Counsel

         Not Applicable.


Item 6.  Indemnification of Directors and Officers

         Section 1746 of the Pennsylvania Business Corporation Law of 1988, as amended ("BCL"), authorizes a Pennsylvania corporation to indemnify its officers, directors, employees and agents under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their holding or having held such positions with the Company and to purchase and maintain insurance of such indemnification. The Company's By-laws substantively provide that the Company will indemnify its officers, directors, employees and agents to the fullest extent provided by Section 1746 of the BCL.

         Section 1713 of the BCL permits a Pennsylvania corporation, by so providing in its By-laws, to eliminate the personal liability of a director for monetary damages for any action taken unless the director has breached or failed to perform the duties of his office and the breach or failure constitutes self-dealing, willful misconduct or recklessness. In addition, no such limitation of liability is available with respect to the responsibility or liability of a director pursuant to any criminal statute or for the payment of taxes pursuant to Federal, state or local law. The Company's By-laws eliminate the personal liability of the directors to the fullest extent permitted by
Section 1713 of the BCL.


Item 7.  Exemption from Registration Claimed

         Not applicable.



Item 8.  Exhibits

         The following Exhibits are filed as part of this Registration
Statement:

4.1 Articles of Incorporation of Company filed on January 16, 1992 (Incorporated by reference to Exhibit 3.1 Form SB-2 Registration Statement No. 33-70992)

4.1.1 First Amendment to Articles of Incorporation of the Company filed on July 17, 1992 (Incorporated by reference to Exhibit
                  3.1.1 to Form SB-2 Registration Statement No.
                  33-70992)

4.1.2 Second Amendment to Articles of Incorporation of the Company filed on July 27, 1992 (Incorporated by reference to Exhibit 3.1.2 to Form SB-2 Registration Statement No. 33-70992)

4.1.3 Third Amendment to Articles of Incorporation of the Company filed on October 5, 1992 (Incorporated by reference to Exhibit 3.1.3 to Form SB-2 Registration Statement No. 33-70992)

4.1.4 Fourth Amendment to Articles of Incorporation of the Company filed on October 18, 1993 (Incorporated by reference to Exhibit 3.1.4 to Form SB-2 Registration Statement No. 33-70992)

4.1.5 Fifth Amendment to Articles of Incorporation of the Company filed on June 7, 1995 (Incorporated by reference to Exhibit 3.1 to Form 5.3 Registration Statement No. 33-98808, filed October 31, 1995)

4.1.6 Sixth Amendment to Articles of Incorporation of the Company filed on May 1, 1996 (Incorporated by reference to Exhibit
                  3.1.6 to Form SB-2 Registration Statement No.
                  333-09465)

4.2 By-Laws of the Company (Incorporated by reference to Exhibit 3.2 to Form SB-2 Registration Statement No. 33-70992)

5                 Opinion of Lurio & Associates

23.1 Consent of Lurio & Associates (included in the opinion filed as Exhibit 5 hereto)

23.2              Consent of Ernst & Young LLP, Independent
                  Auditors

28.1              Consulting Agreement between Russell Training Group, Inc.
                  and USA Technologies, Inc. dated July 25, 1996




Item 9.  Undertakings

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                 (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or together, represent a fundamental change in the information in the registration statement; and

                (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         Except that, subparagraph (i) and (ii) of this paragraph do not apply provided that the information required in a post-effective amendment is incorporated by reference from periodic reports filed by the issuer under the Securities Exchange Act of 1934.

         (2) That for the purpose of determining any liability under the Securities Act of 1993, each such post-effective amendment shall be treated as a new registration statement relating to the securities offered herein, and shall treat the offering of such securities at that time as the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Wayne, Commonwealth of Pennsylvania, on September 30, 1996.

                                         USA TECHNOLOGIES, INC.


                                    By:  /s/ George R. Jensen, Jr.
                                         -------------------------------------
                                         George R. Jensen, Jr.,
                                         President and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signatures                   Title                               Date
----------                   -----                               ----

/s/ George R. Jensen, Jr.     Chairman of the Board,          September 30, 1996
----------------------------  President and Chief Executive
George R. Jensen, Jr.         Officer (Principal and
                              Chief Executive Officer)

/s/ Edward J. Sullivan        Vice President and Chief        September 30, 1996
----------------------------  Financial Officer (Principal
Edward J. Sullivan            Accounting Officer)

/s/ Stephen P. Herbert        Vice President, Director        September 30, 1996
----------------------------
Stephen P. Herbert

/s/ Keith L. Sterling         Vice President,                 September 30, 1996
----------------------------  Director
Keith L. Sterling

/s/ William W. Sellers        Director                        September 30, 1996
----------------------------
William W. Sellers

/s/ Peter G. Kapourelos       Director                        September 30, 1996
----------------------------
Peter G. Kapourelos

                              Director                        September   , 1996
----------------------------
Henry B. duPont Smith

/s/ William L. Van Alen, Jr.  Director                        September 30, 1996
----------------------------
William L. Van Alen, Jr.

                                  EXHIBIT INDEX



Exhibit No.         Description                                         Page No.
-----------         -----------                                         --------

5                   Opinion of Lurio & Associates

23.1                Consent of Lurio & Associates
                    (included in the opinion filed
                    as Exhibit 5 hereto)

23.2                Consent of Ernst & Young LLP,
                    Independent Auditors

28                  Consulting Agreement between Russell
                    Training Group, Inc. and USA
                    Technologies, Inc. dated July 25, 1996